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Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Daniels Corporate Advisory Company , Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences , limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

RIGHTS AND LIMITATIONS

OF SERIES B PREFERRED STOCK

1.1. DESIGNATION AND NUMBER OF SHARES. l 0,000,000 shares of the Company’s authorized Preferred Stock are designated Series B Preferred Stock pursuant to Article IV of the Corporation’s Amended and Restated Articles oflncorporation (the “Series B Preferred Stock”).

1.1.1 ISSUANCE. Shares of Series B Preferred Stock may be issued to holders of debt of the company, or others, as determined by a majority vote of the Board of Directors.

[Continued on Next Page]

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

RIGHTS AND LIMITATIONS

OF SERIES B PREFERRED STOCK

(Continued)

1.2. DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

1.3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or,vinding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to Sl .00 per share or, in the e,;-ent of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, S0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like ,vith respect to such shares) (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of tl1e full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Common Stock.

1.4. CONVERSION AND ANTI-DILUTION.

(a) Each share of Series B Preferred Stock shall upon Board of Director’s approval be convertible into 100,000 shares of Common Stock, following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder’s intention to convert the shares of Series B Stock, together with the holder’s stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to tl1e holder’s conversion of Series B Preferred Shares in accordance ,vith the prmrisions of tlus Section. The stock certificate(s) evidencing the Common Stock shall be issued,vith a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in tl1e opinion of counsel to tl1e Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the conversion date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of tl1e holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are comTertible to the number of Common Shares after the reverse split as would have been equal to tl1e ratio established in Section 1.4(a) prior to the reverse split. The conversion rate of (a) shares of Series B Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

RIGHTS AND LIMITATIONS

OF SERIES B PREFERRED STOCK

(Continued)

1.5 VOTING RIGHTS. Each share of Series B Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Company.

1.6 PRICE.

(a) The initial price of each share of Series B Preferred Stock shall be S2.50.

(b) The price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/ or listed public market develops for the shares.

1.7 LOCK-CP RESTRICTIONS ON CONVERSION. Shares of Series B Preferred Stock may not be converted into shares of Common Stock for a period of: a) SL’i’. (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

IMPORTANT: READ ALL INSTRUCTIONS CAREFULLY BEFORE COMPLETING FORM.

Dear Customer: We value your patronage and desire to provide you the best service possible. In an effort to facilitate your filing we would appreciate your taking a moment to read the following before submitting your document. Failure to include any of the information required on the form may cause the filing to be rejected.

-Thank you-

1.) One file stamped copy of the filing will be returned at no additional charge for most filings. Dissolutions, Cancellations and Withdrawals do not receive a file stamped copy unless requested at the time of filing. To receive a certified copy, enclose an additional $30.00 per certification. A copy fee of $2.00 per page is required for each additional copy generated when ordering 2 or more file stamped or certified copies. Appropriate instructions must accompany your order.

2.) If paying for expedite service, include the word “EXPEDITE” in your correspondence.

3.) Verify filing is submitted on the correct form prescribed by the Secretary of State.

4.) Forms must include appropriate signatures as required.

5.) If applicable, include the appropriate names and addresses as requested on the form.

6.) If adding new managers or general partners, their names and addresses must be set forth.

7.) Documents must reflect the complete name of the entity as registered with the Secretary of State.

8.) Attach all pages that are referenced as attachments.

9.) All documents must be legible for filming and/or scanning.

10.) If filing restated articles (containing newly amended articles, deletions or additions), provide a form prescribed by the Secretary of State indicating which articles have been amended, deleted or added. Furthermore, the articles must contain the necessary amendment language as required by the statutes governing amendments for that type of business entity.

11.) Verify that the status of the entity is not revoked. Verification may be made by visiting our Web site at www.nvsos.gov or calling this office.

12.) The correct filing date must be provided when required.

13.) All required information must be completed and appropriate boxes checked or filing will be rejected.

14.) Please contact this office for assistance if you are unsure of the filing fee for your document.

All forms may be downloaded from our Web site www.nvsos.gov. The Nevada Revised Statutes may be obtained at http://www.leg ..state.nv.us/NRS.

Filing may be submitted at the office of the Secretary of State or by mail at the following addresses:

MAIN OFFICE: Regular and Expedited Filings	SATELLITE OFFICE: Expedited Filings Only
Secretary of State Amendments Division 202 North Carson Street Carson City NV 89701-4201 Phone: 775-684-5708 Fax: 775-684-5731	Secretary of State - Las Vegas Commercial Recordings Division 555 East Washington Ave, Suite 5200 Las Vegas NV 89101 Phone: 702-486-2880 Fax: 702-486-2888

230305

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Customer Order Instructions

SUBMIT THIS COMPLETED FORM WITH YOUR FILING

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Processing Service Requested: ☐ Regular ☒ 24-Hour Expedite (additional fee included)

Name of Entity: Daniels Corporate Advisory Company, Inc.

Date: 1/14/2016

Return to: kyled@acadiagrp.com

Contact Name: Kyle M. Denos

Phone: 801-816-2536

Return Delivery: (email or fax options do not receive a copy via mail; must be ordered separately)

☒ Email to: kyled@acadiagrp.com

☐ Fax to:

☐ Hold for Pick Up ☐ Mail to Address Above ☐ FedEx: Acct #

☐ Other: (explain below)

Order Description: (include items being ordered and fee breakdown)*

Attached please find the Series B Certificate of Designation to the Articles of Incorporation of Daniels Corporate Advisory Company, Inc.

***PLEASE NOTE:** this office keeps the original paperwork. The first file stamped copy ordered at the time of filing is at no charge. Each additional copy is **$2.00** per page (plus **$30.00** for each certification).

Total Amount: 300

Method of Payment:

☐ Check/Money Order ☒ Credit Card (attach ePayment checklist) ☐ Trust Account:

☐ Use balance remaining in job #

230105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

ePayment Checklist
(For Counter, Fax and Mail Requests)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

Service Type: [ ] Counter [X] Mail [ ] Fax

Order Processing Requested: **(Expedite Processing *Requires* Additional Fees)**

[ ] Regular Processing [X] **24-HOUR** Expedite [ ] **2-HOUR** Expedite [ ] **1-HOUR** Expedite

Payment by Card *(card holder name and billing address required below)*

Card Type: [ ] VISA [X] MasterCard [ ] Discover [ ] American Express

Customer Credit Card Number: 5205461000017901

V CODE*: 980

* 3-digit number found on the far right of the backside of VISA, MasterCard and Discover cards
4-digit number found on the front right side of American Express card.

NOTICE: *For security and verification purposes, all credit card payments must include the 3 or 4-digit CVV2 code (VCode) number located on the credit card. Failure to include this code will result in the rejection of your filing or service request.*

Credit Card Expiration Date: Month 10 Year 2017

Amount to Charge Card: USD $ 300

Order Information *(required)*

Entity Name/Order Reference: Daniels Corporate Advisory Company, Inc.

Card Holder Information:

Name as it Appears on the Account: ARTHUR D. VIOLA

Billing Address: 104-60 Queens BLVD 12B

City, State, Zip: FOREST HILLS, NEW YORK 11375

Telephone: (347) 242-3148

Payment Authorization

I authorize the Secretary of State to bill an amount not to exceed the following to be charged to the above listed account(s):

X Arthur D. Viola

Authorized Signature

Not to Exceed Amount: USD $ 300